UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  May 31, 2012

Alliqua, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-29819	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Third Avenue Suite 1801 New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 218-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with David Stefansky

On May 31, 2012, the Company entered into an executive employment agreement with David Stefansky.  Pursuant to Mr. Stefansky’s agreement with the Company (the “Stefansky Agreement”), Mr. Stefansky will serve as the Company’s executive chairman.  The term of the Stefansky Agreement is retroactive to January 1, 2012 and expires January 1, 2015, but is subject to automatic renewal for an additional one year term, unless terminated upon prior written notice by either party.  In exchange for his services as executive chairman, the Company will pay Mr. Stefansky an annual base salary of $200,000 in 2012, $225,000 in 2013 and $250,000 in 2014.  Mr. Stefansky’s salary will remain $250,000 for the additional one year term after 2014, if the Stefansky Agreement is automatically renewed.  Mr. Stefansky’s salary is payable in a combination of cash and shares of Common Stock, the ratio of which is determined based upon the fair market value of the Common Stock and the cash reserves of the Company.  Mr. Stefansky will also be eligible for a bonus, as determined in the sole discretion of the board of directors of the Company (the “Board”).

Pursuant to the Stefansky Agreement, stock options to purchase 3,000,000 shares of Common Stock that were previously awarded to Mr. Stefansky will be accelerated to vest and become exercisable on the date Mr. Stefansky executed the Stefansky Agreement.  In addition, under the Stefansky Agreement, Mr. Stefansky will be granted an option to purchase 5,500,000 shares of Common Stock at exercise price of $.20 per share, which will vest in equal amounts on the first, second and third anniversaries of the date of grant and will have a term of ten years.  The stock option will be forfeited if Mr. Stefansky violates his non-competition or non-solicitation covenants.  Mr. Stefansky is also eligible to receive vacation and other benefits customary for an executive in a similar position with a similarly-situated public company.

In addition to customary confidentiality obligations, Mr. Stefansky is subject to non-solicitation obligations with respect to the Company’s customers, suppliers and employees, among others, and non-disparagement obligations with respect to the Company that will expire one year from the termination of Mr. Stefansky’s employment with the Company.

The Stefansky Agreement is terminable on account of Mr. Stefansky’s death or disability.  The Company may terminate the Stefansky Agreement for cause, which includes Mr. Stefansky’s insubordination to the Board’s instructions, a material breach by Mr. Stefansky of the terms of the Stefansky Agreement or the conviction of Mr. Stefansky for a crime, among other reasons.  The Company may terminate the Stefansky Agreement without cause upon thirty days written notice to Mr. Stefansky.  Mr. Stefansky may terminate the Stefansky Agreement for any reason upon thirty days written notice to the Company.  If Mr. Stefansky’s employment with the Company is terminated without cause any time after January 1, 2013, he will be entitled to twelve monthly payments of what would have been Mr. Stefansky’s salary for the twelve-month period following the date of termination of Mr. Stefansky’s employment.  In addition, if Mr. Stefansky’s employment is terminated without cause at any time, the unvested portion of the options granted to Mr. Stefansky under the Stefansky Agreement will immediately vest.

The foregoing summary of the Stefansky Agreement is not complete, and is qualified in its entirety by reference to the full text of the Amendment that is attached as an exhibit to this Current Report on Form 8-K as Exhibit 10.1. Readers should review the Amendment for a more complete understanding of the terms and conditions associated with this transaction.

Item 9.01     Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement, dated as of May 31, 2012, by and between the Company and David Stefansky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA, INC.

Dated: June 5, 2012	By:	/s/ Steven Berger
Name: Steven Berger
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement, dated as of May 31, 2012, by and between the Company and David Stefansky.